CONSENT OF HARD ROCK CONSULTING, LLC

We hereby consent to the inclusion of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Gold Torrent, Inc. which are set forth in Amendment No. 3 to the Registration Statement on Form S-4 filed by Gold Torrent (Canada) Inc., or in any amendment, prospectus or supplement thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statement or in any amendment, prospectus or supplement thereto.

HARD ROCK CONSULTING, LLC

By	/s/ Jeff Choquette
Name:	Jeffery W. Choquette
Title:	Director of Mining

Date: January 10, 2018